Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated 2006 Incentive Compensation Plan, the 2012 Incentive Compensation Plan, and the 2012 Employee Stock Purchase Plan of LifeLock, Inc. of our report dated July 12, 2012, with respect to the consolidated financial statements and schedule of LifeLock, Inc., included in its Registration Statement (Form S-1 No. 333-183598) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
October 9, 2012